Exhibit 10.1

Dated September 12, 2011

VIV S.r.l.

DGT Holdings Corp.

VILLA SISTEMI MEDICALI S.p.A.
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT

is made

BETWEEN

VIV s.r.l., a limited liability company incorporated under the Italian law, whose registered office is at Viale Filippetti 26, 20122 Milan, Italy, registered in the Company Register (Registro delle Imprese) of Milan under no. 07509890963, represented by its Sole Director, Roberto Daglio (“VIV” or “Buyer”)
- on one side -

and

DGT Holdings Corp., a stock company incorporated under the laws of New York, United States of America, whose registered office is at 100 Pine Aire Drive Bay Shore NY 11706 USA, represented by Mr. John Joseph Quicke, duly empowered pursuant to resolution of the board of directors, copy of which is attached hereto as Schedule 0.1 (“DGTH” or “Seller”)
- on the other side -

Index

1.	DEFINITIONS	- 6 -
2.	PURCHASE AND SALE OF THE SHARES	- 12 -
3.	PURCHASE PRICE	- 12 -
4.	CLOSING FULFILLMENTS	- 13 -
5.	CLOSING	- 14 -
6.	REPRESENTATIONS AND WARRANTIES OF SELLER	- 15 -
6.1	Title to Shares	- 15 -
6.2	Power and Authority	- 15 -
6.3	Incorporation	- 15 -
6.4	Capitalization	- 15 -
6.5	Organizational Documents	- 16 -
6.6	No conflict	- 16 -
6.7	Financial Statements	- 16 -
6.8	Absence of Undisclosed Liabilities	- 16 -
6.9	Property	- 17 -
6.10	Accounts Receivable	- 18 -
6.11	Inventory	- 18 -
6.12	Tax Matters	- 18 -
6.13	Intellectual Property Rights	- 19 -
6.14	Contracts	- 20 -
6.15	Litigation	- 21 -
6.16	Insurance	- 21 -
6.17	Compliance with Laws; Governmental Authorizations and Governmental Orders	- 21 -
6.18	Environmental Matters	- 21 -
6.19.	Employees/Consultants/Agents	- 23 -
6.20.	Customers	- 24 -
6.21.	Tenders	- 25 -
6.22.	Product Liability	- 25 -
6.23.	Guarantees	- 25 -
6.24.	Banks/Loans/Financing	- 25 -
6.25.	Inter-company Contracts	- 25 -

6.26	No other Representations and Warranties	- 26 -
7.	REPRESENTATIONS AND WARRANTIES OF BUYER	- 26 -
8.	INDEMNIFICATION	- 29 -
9.	INTERIM PERIOD	- 33 -
10.	CONDITIONS TO CLOSING	- 36 -
11.	TERMINATION	- 38 -
12.	WITHDRAWAL	- 39 -
13.	GO SHOP	- 40 -
14.	BREAK-UP FEE	- 41 -
15.	NON COMPETE	- 42 -
16.	CONFIDENTIALITY	- 42 -
17.	OTHER UNDERTAKINGS	- 44 -
17.1.	Litigation support	- 44 -
17.2.	Non-disparagement	- 44 -
18.	MISCELLANEOUS PROVISIONS	- 44 -
18.1.	Press Releases and Announcements	- 44 -
18.2.	Expenses	- 44 -
18.3.	Amendment and waiver	- 45 -
18.4.	Notices	- 45 -
18.5.	Assignment	- 46 -
18.6.	No third-party beneficiaries	- 46 -
18.7.	Severability	- 46 -
18.8.	Complete agreement	- 47 -
18.9.	Schedules	- 47 -
18.10.	Signatures; counterparts	- 47 -
18.11.	Governing law	- 47 -
18.12.	Arbitration	- 47 -
18.13.	No brokers	- 48 -
18.14.	Equitable Remedies	- 48 -

Schedules

Schedule 0.1	Seller Power of Attorney
Schedule 0.2	Form of Promissory Note
Schedule 4.1.(c)	Lease Agreement
Schedule 4.2.(a)	Resignation letters
Schedule 4.2.(c)	Shareholders’ Resolution
Schedule 4.2.(d)	VI’s Personal Guarantee
Schedule 6.7.1	Latest Financial Statements
Schedule 6.9.2	Leased Real Property
Schedule 6.9.7.	Fixed assets
Schedule 6.13.1.	Intellectual Properties Rights
Schedule 6.13.2	Registered Intellectual Property Rights
Schedule 6.14.1	Contracts
Schedule 6.14.2	Acceleration; Termination
Schedule 6.16.2	Insurance
Schedule 6.19.1	Employees and Collaborators
Schedule 6.20.1	Top 10 Customers
Schedule 6.21.1	Top 10 Tenders for Contracts not yet awarded
Schedule 6.22.2	Terms and Conditions for the warranty of the Products
Schedule 6.24.	Contracts with financial institutions
Schedule 7.2.2.	Evidences of VIV funding

Whereas

A.
DGTH owns 100% of the capital of Villa Sistemi Medicali S.p.A., a stock company incorporated under Italian laws, whose registered office is at Via delle Azalee 3, 20090 Buccinasco (Milan), Italy, registered in the Company Register (Registro delle Imprese) of Milan under no 10022080153 (“VSM”);

B.	VSM is a company engaged in the design and manufacturing of Medical and Dental X-ray imaging devices;

C.	The capital of VSM is represented by no. 6,500,000 ordinary shares (the “Shares”);

D.
On April 15, 2011, DGTH and key managers of VSM, represented by the CEO, Roberto Daglio and by the CFO, Emilio Bruschi (the “Managers”) signed a Term Sheet (hereinafter the “Term Sheet”) whereby they agreed upon the proposed principal terms of a possible Management Buy Out (the “Transaction”) and to authorize the Managers to present the investment opportunity to potential investors and financial institutions;

E.
Managers have reached preliminary arrangements with certain investors (the “Investors”) and financial institutions to fund the Transaction and have disclosed to Seller the terms and conditions of said preliminary arrangements;

F.	Managers and Investors have designated VIV as Buyer of the Shares;

G.	Purpose pursued by the Parties is the transfer of the Shares to Buyer, as better described in and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties hereby agree as follows:

1.	DEFINITIONS

Except in case it is specifically and differently stated in this Agreement, the following terms shall have the respective meanings set forth below.

Accounts Receivable has the meaning as defined in Article 6.10 of this Agreement.

Acquisition Proposal has the meaning as defined in Article 13 of this Agreement.

Affiliate means, with respect to any Person a company, partnership, firm, association, unincorporated organization or other entity currently or in the future directly or indirectly controlling, controlled by or under common control with such Person.

Agreement means this Share Purchase Agreement.

Break-up Fee has the meaning as defined in Article 14 of this Agreement.

Business Day means any calendar day other than Saturdays, Sundays and any other days on which credit institutions are required or authorized by law to close in Italy and/or New York, New York, USA.

Buyer means VIV s.r.l. as better identified in introductory part of this Agreement.

Buyer Indemnified Parties has the meaning as defined in Article 8.2 of this Agreement.

Buyer Warranties has the meaning as defined in Article 7 of this Agreement.

Calendar Day means any calendar day including Saturdays, Sundays and any other days on which credit institutions are authorized to close in Italy and/or USA.

Cash Debt Balance means the balance of cash in hand and cash in bank minus Debts.

Cash Purchase Price has the meaning as defined in Article 3.1 of this Agreement.

Closing has the meaning as defined in Article 5.1 of this Agreement.

Closing Date has the meaning as defined in Article 5.1 of this Agreement.

Collaborators means consultants, agents and other para-subordinated collaborators of VSM.

Confidential Information has the meaning as defined in Article 16.1 of this Agreement.

Consent means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

Contract means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is executed prior to or upon Closing Date.

Damages has the meaning as defined in Article 8.2 of this Agreement.

Debts means the aggregate amount of any debt balance due to financial institutions.

Demerger is the transaction by which the Real Estate property will be separated from industrial activities.

DGTH means DGT Holdings Corp., as better identified in introductory part of this Agreement.

Employees has the meaning as defined in Article 6.19.1 of this Agreement.

Encumbrance means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Laws shall mean all or any applicable Law wherever in force (including without limitation statute, secondary legislation, directives, regulations, statutory guidance and codes of practice having the force of law, civil, criminal or administrative law, any judgment, directive, order, decree, notice, requirement of or obligation imposed by any Italian governmental public entity (including any national, regional and local body or agency) or EU public entity (insofar applicable on the Italian Territory) with regard to or entailing Liability because of pollution or protection of the environment including without limitation any Governmental Authorizations and laws relating to public and workers' health and safety, hygiene requirements, emissions, seepages, spillages, discharges, waste, asbestos, fire prevention, escapes, releases of, or exposures to hazardous substances, noise, vibration, radiation, dust or odor or otherwise relating to the release, keeping, treatment, disposal, deposit, recycling, restoring, storage, transport or remediation of the same.

Excess Cash means the balance of cash in hand and cash in bank of VSM minus Debts as of the Closing Date.

Fiduciary Out has the meaning as defined in Article 13(e) of this Agreement.

Financial Statements has the meaning as defined in Article 6.7.1 of this Agreement.

GAAP means the generally accepted accounting principles in Italy set forth in the opinions and pronouncements of the OIC (Organismo Italiano di Contabilità) and statements and pronouncements of the IASB (International Accounting Standards Board) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of Italy, which are in effect from time to time.

Go-Shop Period has the meaning as defined in Article 13(a) of this Agreement.

Governmental Authorization means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

Governmental Entity means any entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions, located in Italy or any other jurisdiction.

Governmental Order means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

ICC means the Italian Civil Code.

Income Taxes means the following taxes: IRES (Imposta sul Reddito delle Società) and IRAP (Imposta Regionale sulle Attività Produttive).

Indemnified Party has the meaning as defined in Article 8.11 of this Agreement.

Intellectual Property Rights means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses and (vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

Inventory means the inventory, including raw materials, work in progress, supplies and finished goods.

Knowledge of Seller means the actual knowledge of John J. Quicke and Mark A. Zorko, without independent investigation.

Latest Financial Statements has the meaning as defined in Article 6.7.1. of this Agreement.

Law means any Italian constitution, law, decree, ordinance, regulation, statute or treaty of any Governmental Entity.

Lease Agreement has the meaning as defined in Article 4.1.(c) of this Agreement.

Leased Real Property has the meaning as defined in Article 6.9.2 of this Agreement.

Liability means any direct liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted. Indirect liabilities like for example, incidental, consequential, and damages to the commercial reputation are not considered as a Liability.

Litigation means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

Managers means Roberto Daglio and Emilio Bruschi.

Material Adverse Effect means any change, effect, event or condition, individually or in the aggregate, that has had, or, has, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of VSM.

No-Shop Period Start Date has the meaning as defined in Article 13 of this Agreement.

Ordinary Course of Business means the ordinary course of business of VSM (as resulting from this Agreement) consistent with past custom and practice (including with respect to quantity and frequency).

Organizational Documents refers to the following, and to any similar documentation: (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the stock company agreement and articles or certificate of formation of a stock company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (vi) any amendment to any of the foregoing.

Party means each of Buyer and Seller, and collectively, the “Parties”.

Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or any other entity (either public or private).

Products has the meaning as defined in Article 6.22.2 of this Agreement.

Promissory Note has the meaning as defined in Article 3.1 of this Agreement.

Purchase Price has the meaning as defined in Article 3.1 of this Agreement.

Real Property means any real property owned or leased or otherwise occupied by VSM, as specified in this Agreement.

Registered Intellectual Property Rights means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

Repurchased Shares means, collectively, 11,652 DGTH shares currently owned by Mr. Roberto Daglio and 16,452 DGTH shares currently owned by Mr. Emilio Bruschi.

Responsible Party has the meaning as defined in Article 8.11 of this Agreement.

Return means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

Securities Act has the meaning as defined in Article 7.9 of this Agreement.

Seller means DGT Holdings Corp., as better identified in introductory part of this Agreement.

Seller Indemnified Parties has the meaning as defined in Article 8.3 of this Agreement.

Seller Warranties has the meaning as defined in Article 6 of this Agreement.

Shareholder means DGT Holdings Corp., as better identified in introductory part of this Agreement.

Share Repurchase Agreement has the meaning as defined in Article 10.1(d) of this Agreement.

Shares means the no. 6,500,000 ordinary shares representing the capital of VSM.

Software means computer programs or data in computerized form, whether in object code, source code or other form.

Solvent means, with respect to any Person, that from the date of this Agreement through the Closing Date and for a period of ninety (90) days after the Closing Date, (a) such Person, pursuant to or within the meaning of any bankruptcy law, shall not (i) commence a voluntary case; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a custodian of it or for all or substantially all of its property; (iv) make a general assignment for the benefit of its creditors or (v) admit in writing its inability generally to pay its debts as the same become due and (b) a court of competent jurisdiction shall not have entered an order or decree under any bankruptcy law that (i) is for relief against such Person in an involuntary case; (ii) appoints a custodian for such Person or for all or substantially all of its property or (iii) orders the liquidation of such Person.

SRA Closing has the meaning as defined in Article 10.1(d) of this Agreement.

Survival Period has the meaning as defined in Article 8.1 of this Agreement.

Taxes means all tax Liabilities, whether actual, deferred or accrued and wherever payable (whether in Italy or abroad) - in respect of Income Taxes, VAT, any turn over or cost related taxes, withholding taxes, capital taxes, stamp duties, pay-roll taxes, social security contributions and taxes, property taxes and any other taxes, duties or charges, including interest, penalties or fines related thereto.

Transfer means the sale and purchase of the Shares, to be executed by the endorsement of the Shares in favor of the Buyer, in front of a Notary Public or a bank, at Closing, pursuant to Article 2355 of the ICC.

Tenders means any tender procedure for the public or private adjudication of Contracts.

VI means Villa Immobiliare Srl an Italian limited liability company with registered office located in Milan, at 26 Viale Filippetti, VAT No. [___].

VIV means VIV s.r.l. as better identified in introductory part of this Agreement.

VSM means Villa Sistemi Medicali S.p.A., as better identified in the introductory part of this Agreement.

2.	PURCHASE AND SALE OF THE SHARES

On the terms and subject to the conditions set forth in this Agreement, at the Closing, DGTH hereby agrees to sell to Buyer, and Buyer hereby agrees to buy from DGTH the Shares, against the payment of the Purchase Price pursuant to Article 3 hereof, being understood that the legal title (diritto di proprietà) to the Shares shall be transferred from Seller to Buyer on the Closing Date by executing the Transfer.

3.	PURCHASE PRICE

3.1
In consideration for the Transfer of the Shares Buyer shall pay to DGTH at Closing, (i) the aggregate amount of Euro 16,500,000 (sixteen million five hundred thousand) in cash (the “Cash Purchase Price”), and (ii) a promissory note in the aggregate principal amount of Euro 500,000 (five hundred thousand) in the form of Schedule 0.2 hereto (the “Promissory Note” and, collectively with the “Cash Purchase Price”, the “Purchase Price”).

3.2
The Cash Purchase Price shall be paid by Buyer to DGTH in immediately available funds by wire transfer to a bank account to be opened by Seller with Banca Intesa. Seller shall indicate to Buyer before Closing the bank details of such bank account and Buyer shall bear any tax, costs and expenses to be paid by the Seller in order to open and close said bank account and to effect the wire transfer of the Cash Purchase Price to Seller’s bank account in the United States of America.

4.	CLOSING FULFILLMENTS

4.1.	Simultaneously with the Closing, Seller shall have caused VSM to and VSM shall:

a)	distribute dividends in order to transfer to the Seller all the Excess Cash;

b)	complete the Demerger; and

c)
enter into a 12 years (6 plus 6) lease agreement for the lease of the entire premises located at Via delle Azalee, 3, Buccinasco (Milan) Italy 20090. The lease agreement shall be substantially in the form set out in Schedule 4.1.(c) (the “Lease Agreement”).

4.2.           At the Closing, the Seller shall:

a)
cause the VSM directors Mr. John Quicke, Mr. James Risher and Mr. James Robert Henderson to resign and use its commercially reasonable efforts to cause the statutory auditors of VSM to resign with effect as of the Closing Date and to deliver to Buyer their resignation letters in the form set out in Schedule 4.2.(a);

b)
cause a shareholders’ meeting of VSM resolving on the appointment of new corporate bodies of VSM, as instructed by the Buyer. The Buyer shall provide DGTH with a list of the directors and of the statutory auditors at least five (5) Business Days before the Closing Date;

c)
cause a shareholders’ meeting of  VSM resolving to discharge the former members of the corporate bodies from any responsibility vis-à-vis VSM and its shareholders substantially in the form of the draft resolution set out in Schedule 4.2.(c).

d)
cause VI to issue in favor of the Buyer a personal guarantee to secure the fulfillment of Seller’s indemnification obligations under Article 8 below substantially in the form of the draft attached hereto as Schedule 4.2.(d).

4.3.           At Closing, the Buyer shall:

a)
cause the VSM directors Mr. Roberto Daglio, and Mr. Emilio Bruschi to resign from their office as directors with effect as of the Closing Date and to deliver to Buyer their resignation letters in the form set out in Schedule 4.2.(a).

5.	CLOSING

5.1
Upon fulfillment of the conditions precedent set forth in Article 10, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 3, 2011 (the “Closing Date”) in Milan at the offices of Mediocredito Italiano. The Closing will be effective as of the close of business on the Closing Date.

5.2
It is agreed, also for the purposes of Article 1460 of ICC, that all actions and transactions listed in Articles 4 and 5 hereof constitute collectively the Closing and shall be regarded as one and a single transaction so that, at the option of the Party having an interest in the carrying out of any specific action or transaction, no action or transaction shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement.

5.3	In addition to any other action to be taken and to any other instrument to be executed and/or delivered pursuant to this Agreement, at the Closing:

5.3.1.           Seller and Buyer shall:

a)
execute the Transfer of the Shares and execute and/or deliver all other documents and instruments required to be executed or delivered under this Agreement and take any and all actions which are necessary, under applicable law, to transfer from the Seller to the Buyer the full, effective and unrestricted title to the Shares;

5.3.2.           Buyer shall:

a)	pay to Seller the Cash Purchase Price and execute and deliver to Seller the Promissory Note, in each case as set forth under Article 3 hereof;

b)
execute and deliver or cause to be executed and delivered such other instruments and documents as may be necessary, under applicable law or as Seller shall reasonably request, to otherwise properly effect the purposes of this Agreement;

c)
pay or cause to be paid the appropriate entities or persons and in the appropriate manner, 100% of any stamp, transfer or similar taxes or charges however levied by any Governmental Entity on the transfer of the shares, including the “fissato bollato” (if and to the extent due) to be incurred in relation to such transfer and the notarial or bank fees relating thereto.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes to Buyer the representations and warranties below (collectively, the “Seller Warranties”) as of the date hereof, unless otherwise stated in this Agreement, and through the Closing and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement). Each of the Seller Warranties shall be construed as a separate Seller Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Seller Warranty or any other term of this Agreement.

6.1	Title to Shares

As of the Closing Date, Seller is the beneficial owner of 100% of the Shares, free and clear of any Encumbrance. Such Shares represent all of the issued and outstanding capital of VSM. At Closing, Buyer will obtain good and valid legal and beneficial title to such Shares, free and clear of any Encumbrance.

6.2	Power and Authority

Seller, and its signatories hereunder, have all necessary power and authority to execute, deliver and perform this Agreement.

6.3	Incorporation

VSM is duly organized, validly existing and in good standing under the laws of Italy, and has all power and authority necessary to own, lease and operate its assets and properties and to carry on its business in all material respects as currently conducted.

6.4	Capitalization

As of the Closing Date, the Shares are validly issued and fully paid-in and there are no options, warrants, conversion or subscription rights, agreements, contracts, pre-emption rights or commitments of any kind on the Shares. There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating VSM, conditionally or otherwise, to issue or sell any new shares of capital stock, or any instrument convertible into or exchangeable for any shares, or to repurchase or redeem any of their shares.

6.5	Organizational Documents

To the Knowledge of Seller, VSM is in full compliance with all provisions of its Organizational Documents and all books, ledgers, accounts and other financial records are properly kept and in compliance in all material respects with all the applicable laws and regulations and are in the availability of VSM.

6.6	No conflict

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, or give rise to a right of termination or cancellation of or withdrawal from, the by-laws of VSM and DGTH and/or to the Knowledge of Seller violate any judgment, order, injunction, award, decree, law, regulation, or instrument by which VSM, the Seller and the Buyer are bound.

6.7	Financial Statements

6.7.1
The official financial statements of VSM as at June 30, 2011 are attached hereto as Schedule 6.7.1. (the “Latest Financial Statements”). To the Knowledge of Seller, VSM’s official financial statements at June 30, 2011 and for the previous three years (together with the Latest Financial Statements, the “Financial Statements”), have been drawn up in compliance in all material respects with the legal provisions currently in force and GAAP, which have been applied in a consistent and standard manner, and represent truly and accurately the financial position and the profit or loss position in all material respects for the period to which they relate.

6.7.2
To the Knowledge of Seller, the mandatory accounting books, registries and records of VSM are complete, correct and updated and have been kept pursuant to the applicable Laws and in compliance with correct corporate and business practice in each case in all material respects.

6.7.3	To the Knowledge of Seller, the Financial Statements:

a)
give a true and fair view of the financial position and state of affairs of VSM in all material respects and have been drawn up in compliance with GAAP and all the applicable Italian Corporate and Tax Laws;

b)
are not affected by inconsistencies of accounting practices, by the inclusion of material non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering the result for exceptionally high or low, unless otherwise expressly stated therein.

6.8	Absence of Undisclosed Liabilities

To the Knowledge of Seller, as of the Closing Date, VSM will have no Liabilities, whether or not GAAP would require the same to be included in the Financial Statements, other than those reflected and adequately discharged in the Latest Financial Statements in accordance with GAAP and other than those incurred as a result of the Ordinary Course of Business up to the Closing Date.

6.9	Property

6.9.1	VSM, after completion of the Demerger, will not own any Real Property.

6.9.2
As of the Closing Date, the real property listed on Schedule 6.9.2 as being leased by VSM (the “Leased Real Property”) is in full force and effect, and VSM holds a valid and existing leasehold interest, free of any Encumbrance, under the lease for the term indicated in the Lease Agreement.

6.9.3	To the Knowledge of Seller, the Leased Real Property is in compliance with the applicable Laws, Governmental Orders and Governmental Authorizations.

6.9.4	To the Knowledge of Seller, the use of the Leased Real Property is in compliance with the applicable Laws.

6.9.5
To the Knowledge of Seller, there are no claims, proceedings (including expropriation proceedings) or investigation of any kind, notified to the owner, pending or threatened before any court or Governmental Entity or before any arbitrator of any nature regarding the Leased Real Property, as well as any Governmental Authorization that have been issued by any competent authority with respect to the Leased Real Properties which could have a material adverse effect on their use by VSM.

6.9.6
As of the Closing Date, VSM has good and marketable title to, or a valid leasehold interest in, the machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Financial Statements, free and clear of any Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business and in compliance with the provisions of Article 9 hereof since the date of the Latest Financial Statement.

6.9.7	To the Knowledge of Seller, the fixed asset list attached as Schedule 6.9.7 includes all machinery, equipment and other tangible assets and properties of VSM as of the Closing Date.

6.9.8	As of the Closing Date, VSM owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate its business in the manner currently operated.

6.10	Accounts Receivable

All notes and accounts receivable of VSM (the “Accounts Receivable”) are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business.

6.11	Inventory

The Inventory of VSM consists of items of a quality and quantity usable and, with respect to finished goods only, salable in the Ordinary Course of Business.

6.12	Tax Matters

6.12.1	To the Knowledge of Seller, VSM has duly and accurately complied with any Tax provision and Law, from time to time applicable.

6.12.2
To the Knowledge of Seller, VSM has timely filed each Return, report, form and other documentation required to be filed or sent by it in respect of any Taxes, or required to be filed or sent by it by any Governmental Entity, each of which was correctly drawn up, in terms of both contents and format, completed and accurately reflecting any liability for Taxes of VSM covered by such Return. The quantity and type of information provided in the Returns set out above are complete, truthful and correct in all material respects.

6.12.3
To the Knowledge of Seller, VSM has timely and fully paid any and all Taxes, either direct or indirect, penalty, interest and amount due and payable for all Tax periods or portions thereof whether or not shown on such Returns other than any Taxes being contested in good faith.

6.12.4
VSM has established a provision for Taxes in its books of account which is sufficient in all material respects for the payment of all liabilities for Taxes for which VSM is liable, and includes in all material respects full provisions for deferred Tax liabilities in accordance with GAAP.

6.12.5	To the Knowledge of Seller, VSM has fully complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

6.12.6	There are no Encumbrances for Taxes upon any assets of VSM.

6.12.7
No outstanding Tax assessments or requests of information of any kind whatsoever have been notified or anticipated to VSM by any Governmental Entity, nor have tax inspections of any kind whatsoever been notified or anticipated, nor inspections, assessments or requests of information are expected to be notified or anticipated.

6.12.8
To the Knowledge of Seller, no previous circumstances exist on the basis of which Tax assessments in relation to VSM can be founded or demands for payment can be made against VSM relating to any taxable event occurred prior to the Closing Date.

6.12.9	VSM has evidence of payment for all Taxes paid or accrued prior to the date after which any action that may be brought relating to such matters is barred by statute of limitations.

6.12.10	VSM does not benefit from any facilitated and/or particular tax regimes pursuant to any legal provisions or administrative measures of any type and form whatsoever.

6.12.11	VSM has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

6.13	Intellectual Property Rights

6.13.1
Schedule 6.13.1 contains a complete list, as of the Closing Date, of (i) all Intellectual Property Rights owned by VSM or otherwise used in the conduct of its business; (ii) all licenses relating to Intellectual Property Rights granted by VSM to third parties; and (iii) all licenses relating to Intellectual Property Rights held by VSM as licensee.

6.13.2	As of the Closing Date, VSM is the sole legal owner of the Registered Intellectual Property Rights listed in Schedule 6.13.2.

6.13.3	As of the Closing Date, VSM may use such Intellectual Property Rights without the payment of any further license fee, royalty or similar charge.

6.13.4
No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Registered Intellectual Property Rights subject to revocation, compulsory license, cancellation, disposal, lease, donation, transfer or amendment or may prevent the grant or registration of a valid intellectual property right pursuant to a pending application.

6.13.5	As of the Closing Date, VSM owns or has the right to use all Intellectual Property Rights sufficient to carry on its business in the way it is now carried on.

6.13.6	To the Knowledge of Seller, there is no claim of any Person or any proceeding pending or threatened which relates to any of the Intellectual Property Rights.

6.13.7
To the Knowledge of Seller, there exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by VSM (including misuse of confidential information) or any event likely to constitute such an infringement, nor has VSM acquiesced in the unauthorized use by any third party of any such Intellectual Property Rights.

6.13.8
To the Knowledge of Seller, none of the operations of VSM infringes, or is likely to infringe, any rights held by any third party or involve the unlicensed use of confidential information disclosed to them in circumstances which might entitle a third party to make a claim against VSM.

6.13.9
As of the Closing Date, no other Intellectual Property Rights other than those otherwise owned or legally used by VSM are required for the proper performance and continued operation by VSM as presently conducted.

6.14	Contracts

6.14.1	Except as otherwise disclosed in Schedule 6.14.1., as of the Closing Date, VSM is not a party to any:
a)	Contracts in the course of being performed with Seller;
b)	Contracts in the course of being performed with any of its directors (to the extent applicable) or officers (other than agreements concerning the office of director or officer or as an employee);
c)	any guarantee for the obligations of third parties;
d)	any verbal commitment and/or understanding relating to the above.

6.14.2	In addition to the foregoing, as of the Closing Date:
a)	To the Knowledge of Seller, each of the Contracts is in full force and effect and is the valid and binding obligation of VSM, which is a party thereto in accordance with its respective terms;
b)
To the Knowledge of Seller, any party thereto is not in breach of or in default under any of the Contracts and no event has occurred that, with the consummation of the transaction contemplated in this Agreement, or both, would (i) constitute such a breach or default, or (ii) entitle any party thereto to accelerate, renegotiate or terminate, or receive any payment under, any of the Contracts;

c)	To the Knowledge of Seller, the validity or enforceability of none of the Contracts has been legally contested or questioned;
d)
Except as set forth on Schedule 6.14.2, as a consequence of the transactions contemplated by this Agreement none of the parties to the Contracts will be entitled to exercise its right of termination, acceleration, payment or renegotiation of, or under, any of the Contracts;

e)	To the Knowledge of Seller, none of the Contracts violates any provision of any applicable Laws, Governmental Orders or Governmental Authorizations;
f)
To the Knowledge of Seller, all the Contracts have been concluded under normal market conditions, without any preferential conditions or exceptional discounts, in accordance with normal commercial practice;

g)
To the Knowledge of Seller, VSM is not subject to any Contract not to compete or other restrictive covenant, which purports to limit in any respect the manner or the territory in which VSM is entitled to conduct all or any portion of their activity.

6.15	Litigation

6.15.1
No Litigation is pending or, to the Knowledge of Seller is threatened against VSM and to the Knowledge of Seller there is no basis for any Litigation against VSM. VSM is not subject to any outstanding Governmental Order.

6.15.2
No investigation, inquiry or assessment by Governmental Entities concerning VSM is in progress or to the Knowledge of Seller pending and to the Knowledge of Seller there is no circumstance which is likely to give rise to any such investigation, inquiry or assessment.

6.16	Insurance

6.16.1	VSM has at all times maintained insurance relating to its business as required to carry on the business at the Closing Date.

6.16.2	Schedule 6.16.2 lists each policy of insurance in effect regarding VSM at the Closing Date.

6.17	Compliance with Laws; Governmental Authorizations and Governmental Orders

6.17.1
VSM has complied with all applicable Laws, Governmental Authorizations and Governmental Orders except where the failure to so comply would not have a Material Adverse Effect. VSM is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that might not be available to VSM after the Closing.

6.17.2	As of the Closing Date, VSM has in full force and effect all Governmental Authorizations necessary to conduct its business as currently conducted and own and operate its properties.

6.18	Environmental Matters

6.18.1	To the Knowledge of Seller, no third-party environmental claim or regulatory action is pending or threatened against VSM.

6.18.2	To the Knowledge of Seller, all transfer, transportation or disposal of hazardous and/or regulated materials by VSM, or its agents, have been in compliance with applicable Environmental Laws.

6.18.3
To the Knowledge of Seller, VSM has complied with all relevant Environmental Laws in relation to the keeping, treating, transporting, deposit, storage, disposal or recycling of any waste at or on or arising from the Real Property. To the Knowledge of Seller, VSM has not polluted any soil, subsoil or ground water anywhere on the Real Property, nor intentionally consented the same to be done.

6.18.4	To the Knowledge of Seller, VSM has not used PCBs on, at or in the Real Property. To the Knowledge of Seller, there are not now any PCBs on, at or in the Real Property.

6.18.5
Except for those disposal, discharge emissions, spills, seepages, releases, escapes made in accordance with a valid Governmental Authorization and the applicable Environmental Laws, to the Knowledge of Seller, there has been no:

a)	disposal or discharge of waste by VSM, or by any third party, on or from the Real Property;
b)
emissions, spills, seepages, releases, escapes or discharges by VSM, or by any third party, from the Real Property into any controlled waters or into any drain, sewer, septic system, waste treatment, storage or disposal systems servicing or located on the Real Property in breach of the Laws applicable;

c)
emissions, releases, escapes or discharges by VSM, or by any third party, into the atmosphere from the Real Property or from any plant, equipment or facilities located at the Real Property, in breach of the Laws applicable.

6.18.6.
Except in accordance with applicable Law and Environmental Law, to the Knowledge of Seller there is no contamination of any soil, subsoil, or groundwater underneath or in the vicinity of the Real Property caused by VSM.

6.18.7.	To the Knowledge of Seller, with respect to land in the previous ownership or use by VSM, if any, VSM has caused no pollution or material environmental damage on such land or has caused no pollution or material environmental damage to the surrounding area and there is no written request on VSM to clean up such land, nor any pending action or written threat of action with respect to environmental damage on or arising from such land.

6.18.8.
To the Knowledge of Seller, VSM has complied with the material requirements of all Environmental Laws relating to radioactive substances or materials and has no outstanding obligations under those Environmental Laws.

6.18.9.	To the Knowledge of Seller, VSM has not, over the ten years preceding the date of this Agreement, received any written notice alleging or specifying any breach of or liability under any Environmental Laws and there are no written claims pending or written threatened actions with respect to any breach or alleged breach of or liability under any Environmental Laws.

6.18.10.
To the Knowledge of Seller, there are no pending or threatened claims or actions concerning contamination, decontamination or other remediation of the Real Property, or concerning employee of VSM exposure to any product, material, substance, waste, hazard or contamination whatsoever.

6.19.	Employees/Consultants/Agents

6.19.1.	Schedule 6.19.1 is a complete list of the managers (dirigenti) and employees (dipendenti) of VSM (the “Employees”) and Collaborators.

6.19.2.
To the Knowledge of Seller, there is no person, other than those listed in Schedule 6.19.1, who could be entitled to claim against VSM the qualification of Employee or Collaborator. To the Knowledge of Seller, none of the Employees is entitled to claim a different qualification vis-à-vis VSM and such different qualification cannot be lawfully claimed by social security entities.

6.19.3.	To the Knowledge of Seller, no Employee and no Collaborator has communicated to VSM any plans to terminate his, her or their employment, in particular in connection with the transactions contemplated by this Agreement. VSM is in compliance with all applicable Laws and applicable collective bargaining agreements (contratti collettivi di lavoro) relating to agents, employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), commissions, equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security/public insurance contribution and termination indemnities for agents as well as other Taxes, and unfair labor practices under any applicable Law and/or collective bargaining agreements. To the Knowledge of Seller, there are no workers’ compensation claims pending against VSM, or any facts that would give rise to such a claim. To the Knowledge of Seller, no Employee and no Collaborator is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Employee and Collaborator to carry out fully all activities in furtherance of the business of VSM.

6.19.4.
To the Knowledge of Seller, the relation of any terminated former employee, collaborator, consultant and agent of VSM has been terminated in accordance with any applicable Contract terms and Law; to the Knowledge of Seller, VSM does not have any Liability under any applicable Contract and Law toward any such terminated employee, collaborator, consultant and agent. The transactions contemplated by this Agreement will not cause VSM to incur or suffer any further Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

6.19.5.	VSM has not made any loans to any Employee.

6.19.6.
No Litigation is pending or, to the Knowledge of Seller, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, and there is no reasonable basis for any such Litigation.

6.19.7.
The employment relationships with the Employees are governed by the applicable Laws and regulation as well as by the National Collective Bargaining Agreement for Employees Metalworking Companies and by the National Collective Bargaining Agreement for Managers of Industrial Companies, and no shop agreement is currently in force or is being negotiated.

6.19.8.	VSM has paid in full to all employees, collaborators, consultants and agents (including payments made to the relevant funds) all wages, salaries, compensations, bonuses, commissions, termination indemnities/payment and other labor charges, and has fully reserved in its books of account all amounts for such wages, salaries, compensations, bonuses, commissions, termination indemnities/payment and other labor charges due but not yet payable to such employees, collaborators, consultants and agents (including payments made to the relevant funds).

6.20.	Customers

6.20.1.	Schedule 6.20.1 lists the top 10 customers of VSM in terms of net sales for the last fiscal year.

6.20.2.	To the Knowledge of Seller, no Person listed on Schedule 6.20.1 above has indicated that it will stop or decrease the rate of business done with VSM.

6.21.	Tenders

6.21.1.	Schedule 6.21.1 lists the top 10 Tenders/offers for which the Contract has not been awarded yet.

6.22.	Product Liability

6.22.1.	VSM is insured against the risk of product liability in accordance with the product liability insurance policy attached hereto as Schedule 6.16.2.

6.22.2.
Schedule 6.22.2. sets forth the terms and conditions of the warranty given by VSM for the products marketed and/or sold by VSM (the “Products”). To the Knowledge of Seller, VSM has not received any claims stating that the Products are defective, are not suitable for their purpose or have caused or contributed to damage or personal injury. VSM has no other agreement or commitment of any kind with third parties in respect of the Products, including but not limited to “in field” services to be performed free of charge or at a rate below fair market value.

6.23.	Guarantees

6.23.1.	VSM has not issued nor has any obligation to issue up until the Closing Date, any guarantee, suretyship, letter of patronage or warranties.

6.23.2.	There are no guarantees of any nature given by any Person in favor of VSM with respect to VSM’s business.

6.24.	Banks/Loans/Financing

Schedule 6.24 lists all bank loans, credit facilities, bank debts and any agreements with banks and financial institutions, of VSM; all Contracts relating to the foregoing are valid, binding and in full force and effect and have not been amended or modified. VSM is not in material default, and no notice of alleged default has been received under any such Contract; no party to any such contract or agreement is in material default or alleged to be in default thereunder, and there is no condition or event that, after notice or lapse of time or both, would constitute a default by any party thereto.

6.25.	Inter-company Contracts

As of the Closing Date, no Contract between VSM on the one side, and Seller and/or Seller’s Affiliate, on the other side, shall be in force.

6.26 No other Representations and Warranties.

The Representations and Warranties of Seller contained in this Agreement are in lieu of all other representations and warranties however provided under any applicable law and constitute all of the representations and warranties made by Seller in connection with the purchase of the Shares and in general with the Transaction contemplated in this Agreement.

In particular, except for the representations and warranties contained in this Article 6, Seller does not make any representations and warranties and does hereby disclaim any other representation and warranty, whether made by Seller or by any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or the Transaction contemplated herein, notwithstanding the delivery or disclosure to Buyer or to its officers, directors, employees, agents or representatives of any documentation or other information with respect to any one or more of the foregoing.

Without limiting the generality of the foregoing, Seller, other than as explicitly set forth in this Article 6, makes no representations and gives no warranties to Buyer with respect to financial projections, budgets or management analyses and to the future profitability and financial performance of VSM.

7.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes to Seller the representations and warranties below (collectively, the “Buyer Warranties”) as of the date hereof, unless otherwise stated in this Agreement, and through the Closing and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement).  Each of the Buyer Warranties shall be construed as a separate Buyer Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Buyer Warranty or any other term of this Agreement:

7.1.
Buyer, and its signatories hereunder, have all necessary power and authority to execute, deliver and perform this Agreement and the Promissory Note and this Agreement has been duly executed and delivered by Buyer and constitutes a legally valid and binding obligation on Buyer enforceable against Buyer in accordance with its terms and the Promissory Note, when executed and delivered by Buyer, will be duly executed and delivered and will constitute a legally valid and binding obligation on Buyer enforceable against Buyer in accordance with its terms;

7.2.	The execution and delivery of and the performance by Buyer of its obligations under this Agreement and the Promissory Note will not result:

a)	in breach of any provision of its memorandum or articles of association;
b)
in a breach of, or constitute a default under, any agreement, license or other instrument; order, judgment or decree of any court, governmental agency of regulatory body to which it is a party or by which it is bound; applicable laws or regulations in any relevant jurisdiction which is material in the context of the transactions contemplated by this Agreement.

7.2.1.
Save as provided in this Agreement, all consents, permissions, approvals and agreements of Buyer or any third parties (including antitrust authorities) which are necessary or desirable for Buyer to obtain in order to enter into and perform this Agreement and the Promissory Note in accordance with their respective terms have been obtained in writing and have been disclosed to Seller.

7.2.2
Buyer has at least Euro 4,000,000 (four million) cash in hand as evidenced by the documents collectively attached hereto as Schedule 7.2.2. and at Closing Buyer will have sufficient funds to complete the purchase of the Shares in the manner set out in this Agreement and to satisfy any other payment obligation that may arise in connection with, or may be required in order to consummate the transactions contemplated by this Agreement.

7.3.
The execution and delivery of this Agreement and the Promissory Note by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated by this Agreement and the Promissory Note, have been duly authorized by Buyer, and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Promissory Note by Buyer, the performance by Buyer of its obligations hereunder and thereunder or the consummation by Buyer of the transactions contemplated by this Agreement and the Promissory Note.

7.4.
Buyer is duly organized, validly existing and in good standing under the laws of Italy, and has all power and authority necessary to own, lease and operate its assets and properties and to carry on its business in all material respects as currently conducted.

7.5.
As of the date of this Agreement (a) there are no claims, actions, suits or proceedings, arbitral actions, governmental inquiries, criminal prosecutions or other investigations pending against Buyer or any of its Affiliates, or any of the assets or properties of Buyer or any of its Affiliates, or any of the directors, officers or members of Buyer or any of their respective Affiliates that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement or the Promissory Note and (b) Buyer and its Affiliates and their respective assets and properties are not subject to any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, judicial or arbitral body or self-regulatory authority that would prevent Buyer from performing its obligations under this Agreement or the Promissory Note or consummating the transactions contemplated by this Agreement or the Promissory Note.

7.6.	Buyer is, and immediately after the consummation of the transactions contemplated by this Agreement and the Promissory Note, Buyer will be Solvent.

7.7.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Buyer or any of its Affiliates.

7.8.
Buyer has had an opportunity to discuss the business, operations and finances of VSM with DGTH’s directors, officers, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of VSM. Buyer has had the opportunity to conduct its own independent investigation of VSM and has been furnished with all information, documents and other material relating to VSM, and its business, operations and finances, that Buyer has requested and that it deemed necessary or useful to request.  As of the date of this Agreement, and as of the Closing Date, Buyer represents and warrants that it has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any Seller Warranty contained in this Agreement to be untrue or inaccurate in any respect.

7.9.
Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”).  Each holder of equity interests in Buyer (a) is either (i) an “accredited investor” (as defined in Regulation D under the Securities Act) or (ii) not a “U.S. person” (as defined in Regulation S under the Securities Act) and (b) is able to bear the economic risk of its investment in the Shares.

7.10.
Buyer hereby declares and states that it has not been induced by and has not relied upon any representation, warranty or statement, whether express or implied, made by Seller or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller, that are not set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller or any agent, employee, attorney or other representative of Seller or other Person shall have or be subject to any liability to Buyer or any Person resulting from the distribution to Buyer or from Buyer’s use of, any such information or documentation made available by Seller to Buyer with respect to the Transaction contemplated in this Agreement.

8.	INDEMNIFICATION

8.1.
Except as otherwise provided for in Article 8.6 below, the Seller Warranties and the Buyer Warranties contained herein shall survive the Closing for a period of twelve (12) months following the Closing Date (the “Survival Period”).  The covenants of the Seller and Buyer contained herein that by their terms are to be performed at or prior to the Closing shall expire at the Closing.  Except as otherwise provided in this Agreement, the parties hereto intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the Seller Warranties, Buyer Warranties or covenants of Seller or Buyer contained in this Agreement after the Survival Period.

8.2.
Subsequent to the Closing, and subject to the terms and conditions of this Article 8, Seller shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, stockholders, partners, members and agents, as the case may be (collectively, the “Buyer Indemnified Parties”), against, and hold each of the Buyer Indemnified Parties harmless from any actual damages, claims, losses, costs, liabilities or expenses (including reasonable attorneys’ fees and expenses) (“Damages”) incurred by Buyer Indemnified Parties arising out of or in connection with (i) any failure of any Seller Warranty to be true and correct as of the date of this Agreement or (ii) any breach or non-performance by Seller of any of its covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing.  No Buyer Indemnified Party shall be entitled to recover more than once for the same Damages indemnified pursuant to this Section 8.2.

8.3.
Subsequent to the Closing, and subject to the terms and conditions of this Article 8, Buyer shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, partners, members and agents, as the case may be (collectively, the “Seller Indemnified Parties”), against, and hold each of the Seller Indemnified Parties harmless from, any Damages incurred by Seller Indemnified Parties arising out of or in connection with (i) any failure of any Buyer Warranty to be true and correct as of the date of this Agreement or (ii) any breach or non-performance by Buyer of any of its covenants or agreements that by their terms are to be performed after the Closing.  No Seller Indemnified Party shall be entitled to recover more than once for the same Damages indemnified pursuant to this Section 8.3.

8.4.
No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to recover under this Agreement any Damages to the extent such Damages consist of or are based upon punitive, consequential, special or indirect damages, including diminution in value or lost profits.

8.5.
Notwithstanding anything herein to the contrary, Buyer and Seller acknowledge and agree that the remedies provided in this Article 8 shall be the sole and exclusive remedies of the parties hereto and their respective Affiliates after the Closing in connection with the transactions contemplated by this Agreement and shall be in lieu of any other remedies that may be available under any other agreement or pursuant to any statutory or common law with respect to any Damages of any kind or nature incurred directly or indirectly resulting from or arising out of this Agreement or the transactions contemplated hereby.  Each party hereby waives any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Article 8.5.

8.6.	Notwithstanding anything herein to the contrary, in no event will Seller be responsible to the Buyer in respect of:

a)
any Liability of Seller under Article 6 hereof (other than Liability concerning Title to the Shares, Taxes, Labor, including agency relationships, and social security matters), which is notified to Seller later than 12 months and ten (10) Business Days from the Closing Date;

b)
any Liability of Seller under Article 6 hereof concerning Title to the Shares, Taxes, Labor, including agency relationships, and social security matters, contained in this Agreement which is notified to Seller  later than ten (10) Business Days following the date on which any claim by the competent authorities or other interested party or parties in respect of matters covered by such Seller Warranties is finally barred by statute of limitations;

c)
notwithstanding the provisions of sub-paragraphs a) and b) above, in respect of any actual or alleged Liability of Seller under Article 6 hereof notified to Seller prior to the expiration of the above mentioned terms, Seller’s obligation under Article 6 hereof shall survive the expiration of the time limits until the final definition of the claim (i.e. waiver, acceptance or settlement of the claim or final and binding decision thereupon);

d)	any Liability of Seller which is notified to Seller within 60 (sixty) days after Buyer or VSM having knowledge of it;
e)
any Liability of Seller under subparagraphs a) and b) above which, cumulated with any other liability, does not exceed Euro 500,000 (five hundred thousand) being this amount considered as an exemption;

f)	any Liability or breach or violation of any Seller Warranties that was actually known by Buyer or Managers upon execution of this Agreement.

8.7.
Furthermore, the Liability of Seller shall also be calculated deducting: a) any fiscal benefit and/or tax deduction – if and to the extent the benefit or tax deduction is specifically connected with such Liability - in favor of Buyer or VSM, due to the Liability incurred, and b) any overstatement of the value of liabilities shown in the Latest Financial Statements, and c) any indemnification VSM received from third parties (e.g., but not limited to, insurance companies) in connection with the above Liabilities. Buyer shall cause VSM to diligently seek from third parties any recovery useful or necessary for diminish the Liabilities.

8.8.
Sellers’s Liability under this Article 8 hereof shall not be limited or affected by the Closing. In any case the aggregate liability of Seller under this Article 8 shall not exceed the aggregate amount of Euro 3,000,000 (three million).

8.9.	Notwithstanding anything herein to the contrary, in no event will Buyer be responsible to the Seller in respect of:

a)           any Liability of Buyer under Article 7 hereof, which is notified to Seller later than ten (10) Business Days from the Closing Date;
b)           notwithstanding the provisions of sub-paragraph a) above, in respect of any actual or alleged Liability of Buyer under Article 7 hereof notified to Buyer prior to the expiration of the above mentioned terms, Buyer’s obligation under Article 7 hereof shall survive the expiration of the time limits until the final definition of the claim (i.e. waiver, acceptance or settlement of the claim or final and binding decision thereupon);
c)           any Liability or breach or violation of any Buyer Warranties that was actually known by Seller upon execution of this Agreement.

8.10.
Buyer’s Liability under this Article 8 hereof shall not be limited or affected by the Closing. Buyer’s aggregate liability under this Article 8 shall not exceed the aggregate amount of Euro 500,000 (five hundred thousand).

8.11.
With reference to third party claims, the Parties agree to conduct them as follows. If a Party becomes aware that matters have arisen which will or are likely to give rise to a claim for indemnification under this Article 8, such Party seeking indemnification of the claim (the “Indemnified Party”) will:

a)
immediately notify the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”) in writing of the potential claim and of the matters which will or are likely to give rise to such a claim;

b)	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential claim without prior written consent of the Responsible Party;
c)	at all times disclose in writing to the Responsible Party all information and documents relating to the potential claim or the matters which will or are likely to give rise to the potential claim;
d)
if requested by the Responsible Party, give to the Responsible Party and its professional advisers reasonable access to the personnel of the Indemnified Party in order to interview the personnel; and any relevant premises, accounts, documents and records within the power, possession or control of the Indemnified Party in order to, at the Responsible Party’s own expense, examine and photograph the premises and to examine, photograph and take copies of the accounts, documents and records;

e)
take such action as the Responsible Party may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential claim or the matters which will or are likely to give rise to such claim and in each case on the basis that the Responsible Party will indemnify the Indemnified Party for all reasonable costs incurred as a result of a request by the Responsible Party;

f)
in connection with any actions or proceedings relating to the matter or claim, and subject to the Indemnified Party being indemnified for all reasonable costs incurred, use advisers nominated by the Responsible Party and, at the Responsible Party’s request and in its discretion, allow the Responsible Party the exclusive conduct of or the participation in such actions or proceedings, in each case, at the Responsible Party’s risk and expense.

8.12.	In any event, Seller will be entitled at any stage and at its sole discretion to settle any third party assessment or claim bearing all expenses related to.

8.13.
In the event Buyer has claimed damages or any other kind of reimbursements from Seller, Buyer will not claim (and shall cause VSM not to claim) any indemnifications/damages against the former management or directors, in their role as management/directors, for the same specific legal issues.

8.14.
Without prejudice to either Party’s right to unilaterally terminate this Agreement as explicitly provided under Articles 11, 12, 13 e) below and with the remedy set forth in Article 14 below, subject to the performance of the Parties’ respective obligations under Articles 4 and 5 above after the Closing Date, no Party hereto shall be liable or responsible in any manner whatsoever (excluding for tort) to the other Party or Parties, whether for indemnification or otherwise, except for any indemnity as expressly provided in Article 8 above, it being understood that this Agreement provides the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of, or in connection with, this Agreement or any Schedule hereto.  With respect to the subject matter of this Agreement, the Parties waive, release and agree not to make any claim against the respective other Party, or any of such Party’s successors or assigns or any controlling Person of such Party, under any international, national or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Buyer and Seller in a different manner than as set forth in this Agreement.

8.15.
Without prejudice for the general provision of Art. 18.5, the Buyer can request that indemnification amounts which are to be paid in cash and cannot be set-off against the rent under the Real Estate Lease Agreement as provided for in the VI’s Personal Guarantee, are paid by the Seller in a segregated bank account indicated by the Buyer.

9.	INTERIM PERIOD

9.1.
Except as otherwise contemplated by this Agreement, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with its terms, Seller shall use commercially reasonable efforts, consistent with past practices and policies, to maintain the assets and properties of VSM in their current condition, normal wear and tear excepted, and conduct the business of VSM only in the Ordinary Course of Business.

9.2.
Without prejudice to the provision of Article 9.1 above and except as otherwise contemplated by this Agreement, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with its terms, Seller shall procure that none of the following matters will occur or be undertaken without the prior written consent of Buyer:

a)	the amendment of the by-laws of VSM, except as may be necessary in order to facilitate the consummation of the transactions contemplated by this Agreement;
b)
modification of any of the rights attached to any share in the corporate capital of VSM or the grant or agreement to grant any option over any share in the corporate capital of VSM or the issue of any obligations including obligations convertible into shares;

c)	the transfer of the property or of any rights over any share in the corporate capital of VSM;

d)	the sale or disposal of, or the grant or termination of any rights in respect of, any share in the corporate capital of VSM;
e)	except in the Ordinary Course of Business, the giving by VSM of any guarantee or indemnity;
f)	except in the Ordinary Course of Business, the making of any capital commitment by VSM;
g)
the acquisition or the sale by VSM of any shares and of any financial instrument of any other company or entity or the participation by VSM in any partnership, consortium, association or joint venture;

h)	the disposal of any assets for an amount lower than book value or arm’s length value whichever is the higher;
i)	except in the Ordinary Course of Business, the borrowing of any money or acceptance of any financial facility by VSM or the making or granting of any loan or any financial facility;
j)
except in the Ordinary Course of Business, the creation or issue or allowing to come into being of any Encumbrances upon or over any part of the assets of VSM other than Encumbrances on assets or properties having an aggregate value not in excess of Euro 50,000.00 (fifty thousand/00) or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form, other than normal trade credit;

k)	the appointment of new directors of VSM except as may be required or necessary in order to facilitate the consummation of the transactions contemplated by this Agreement;
l)
the employment and/or dismissal or any change in the remuneration or terms of employment of any director or employee of VSM other than for cause, other than for increase of the remuneration to the employees required by any applicable Law or by any union agreements executed before the signature of this Agreement;

m)	the entry into, termination, amendment or variation of any material contract with any of VSM customers and/or distributors and/or agents and/or suppliers;
n)	the entry into, termination, amendment or variation of any material contract, transactions or arrangement by VSM to which Seller is a party.

9.3.
During the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with its terms, Buyer shall not take, or cause to be taken, any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions.

9.4.
Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Entities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement and (iv) fulfill all conditions to the such party’s obligations under this Agreement.  Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with third parties. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

9.5.
Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

9.6.	a)
After the Closing, Buyer and VSM agree to provide, or cause to be provided, as soon as reasonably practicable after written request therefor and at the requesting Seller’s sole expense, reasonable access, during normal business hours, to Buyer’s and VSM’s employees and to any books, records, documents, files and correspondence in the possession or under the control of Buyer and VSM that the Seller reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Seller (including under applicable securities Laws) by a Governmental Entity having jurisdiction over Seller; (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligation under this Agreement.

b)
After the Closing, Buyer and VSM shall provide, or cause to be provided, to Seller such financial and other data and information reasonably available and in its possession (in such form as is reasonably available to it) as is reasonably requested by Seller and necessary in order for such other party to prepare its financial statements and reports or filings, including Tax Returns, with any Governmental Entity.

c)
Except as otherwise provided herein, Buyer and VSM agree to use their reasonable commercial efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the business of VSM in their respective possession or control for a commercially reasonable period of time, consistent with their regular document retention policies, following the Closing Date or for such longer period as may be required by Law or until the expiration of the relevant representation or warranty under this Agreement and any related claim of indemnification related thereto.

d)
After the Closing, in the case of a legal or other proceeding (including a claim for indemnification) between two or more of the parties or between one or more of the parties and a third party relating to the business of VSM, this Agreement (including any matters subject to indemnification hereunder) or the transactions contemplated hereby, each party shall use its reasonable commercial efforts to make available to the other party, upon written request, itself (in the case of an individual) and, to the extent practicable, the former, current and future officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that any such Person (giving consideration to business demands of such individual party, directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which a party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all out-of-pocket costs and expenses in connection with the foregoing.

10.	CONDITIONS TO CLOSING

10.1.
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

a)
(i) The representations and warranties of Seller set forth in Article 6 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing, with the same force and effect as if made as of the Closing or, in the case of representations and warranties which address matters only as of a particular date, as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Seller at or prior to the Closing shall have been performed or complied with in all material respects and (iii) Buyer shall have received a certificate of Seller, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Article 10.1(a).

b)
No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

c)	All consents and approvals of Governmental Entities and other third parties necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

d)
The closing (the “SRA Closing”) of the transactions in connection with the Repurchased Shares contemplated by the share repurchase agreement dated as of the date hereof by and among DGTH, Roberto Daglio and Emilio Bruschi (the “Share Repurchase Agreement”) shall have occurred substantially simultaneously with the Closing hereunder and the relevant purchase price in Euro shall have been paid to Roberto Daglio and Emilio Bruschi in immediately available funds with value date as of the Closing Date or before.

e)	The Demerger shall have been consummated.

f)	The Lease Agreement shall have been executed by each of the parties thereto.

10.2.
The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

a)
(i) The representations and warranties of Buyer set forth in Article 7 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing, with the same force and effect as if made as of the Closing or, in the case of representations and warranties which address matters only as of a particular date, as of such date; (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Buyer at or prior to the Closing shall have been performed or complied with in all material respects and (iii) Seller shall have received a certificate of Buyer, dated as of the Closing Date, certifying as to the matters set forth in clauses (i) and (ii) of this Article 10.2(a).

b)
No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

c)	All consents and approvals of Governmental Entities or other third parties necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

d)	The SRA Closing shall have occurred substantially simultaneously with the Closing hereunder.

e)	The Demerger shall have been consummated.

f)	The Lease Agreement shall have been executed by each of the parties thereto.

g)	A dividend or dividends in order to transfer the Excess Cash (net of any withholding tax) to DGTH shall have been distributed.

g)
Reimbursement shall have been made to VSM of any legal fees or expenses paid by VSM on behalf of Buyer prior to the Closing Date in connection with the Transaction, including, but not limited to, the Euro 20,000 (twenty thousand) previously paid to Dr. Paolo Codega.

11.	TERMINATION

11.1.	This Agreement may be terminated at any time prior to the Closing:

a)	by the mutual written consent of Buyer and Seller;

b)
by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party if any Governmental Entity with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Article 11.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement to which such Governmental Order relates;

c)
by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party if the Closing shall not have occurred on or prior to  November 3, 2011, unless the failure of the Closing to have occurred on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate this Agreement pursuant to the terms of this Article 11.1(c); and

d)
by the Seller, if (i) Seller’s Board of Directors approves an Acquisition Proposal and (ii) immediately prior to, or substantially concurrently with, termination of this Agreement, Seller enters into a definitive agreement with respect to such Acquisition Proposal during the Go-Shop Period or at any time pursuant to exercise of the Fiduciary Out.

11.2.
In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to and in accordance with Article 11.1. above, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement, except as otherwise provided in Article 14 of this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided further, that notwithstanding the foregoing, the terms of Articles 8, 18.1., 18.2, 18.4 and 18.12 shall survive any termination of this Agreement, whether in accordance with Article 11.1. or otherwise.

12.	WITHDRAWAL

12.1.	Notwithstanding anything herein to the contrary, Seller shall in any event be entitled to withdraw and opt-out from this Agreement:

a)
if Seller’s Board of Directors approves an Acquisition Proposal and immediately prior to, or substantially concurrently with, termination of this Agreement, Seller enters into a definitive agreement with respect to such Acquisition Proposal; or

b)	at any time until the 5th Calendar Day prior to the Closing Date on a purely discretionary basis.

12.2.
In the event of withdrawal and opting-out from this Agreement, this Agreement shall forthwith become void and of no further force or effect whatsoever and, except as for the payment of the Break Up Fee in accordance with Article 14, there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided further, that notwithstanding the foregoing, the terms of Articles 8, 18.1., 18.2, 18.4 and 18.12 shall survive any termination of this Agreement, whether in accordance with Article 12.1 or otherwise.

13.	GO SHOP

a)
Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the 5th Calendar Day prior to the Closing Date (the “Go-Shop Period”), Seller and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute proposals to acquire VSM (each, an “Acquisition Proposal”), including by way of providing access to non-public information to any person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such person than those contained in the confidentiality agreement with Buyer (it being understood that such confidentiality agreements need not prohibit the making or amendment of an acquisition proposal); provided that Seller shall promptly make available to Buyer any material non-public information concerning VSM that Seller provides to any person given such access that was not previously made available to Buyer, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

b)
Except as expressly permitted by this Article 13, Seller and its officers and directors shall from 12:00 a.m. (New York time) on the 5th Calendar Day prior to the Closing Date (the “No-Shop Period Start Date”) until the earlier of the Closing or the termination of this Agreement in accordance with Article 11.1 or Article 12.1, not initiate or solicit any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal.

c)
Notwithstanding anything in this Agreement to the contrary, at any time following the No-Shop Period Start Date, if Seller receives an Acquisition Proposal from any Person, Seller and its representatives may contact such Person to clarify the terms and conditions thereof and (i) Seller and its representatives may provide non-public information and data concerning VSM in response to a request therefor by such Person and (ii) Seller and its representatives may engage or participate in any discussions or negotiations with such Person regarding such Acquisition Proposal; provided further, that, for the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, Seller and its representatives may continue to engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning VSM to any Person contacted by Seller or its representatives during the Go-Shop Period.

d)
Nothing contained in this Article 13 shall be deemed to prohibit Seller or Seller’s Board of Directors or any committee thereof from complying with its disclosure obligations under U.S. Federal or state law, including without limitation with respect to any Acquisition Proposal.

e)
Notwithstanding anything to the contrary set forth in this Agreement, at any time Seller’s Board of Directors or any appropriate committee thereof may approve, recommend or otherwise declare advisable any Acquisition Proposal (whether such proposal is made during the Go-Shop Period or on or after the No-Shop Period Start Date) if Seller’s Board of Directors or any appropriate committee thereof determines in good faith that failure to do so could be inconsistent with its fiduciary duties under applicable law. Seller may also take action pursuant to Articles 11.1 or 12.1.  Such right described in this Article 13(e) is referred to herein as the “Fiduciary Out”.

14.	BREAK-UP FEE

In the event of:

a)	Termination of this Agreement by Seller pursuant to Article 11.1 d);
b)	Withdrawal and opting-out from this Agreement by Seller pursuant to Article 12.1; or
c)	Exercise by Seller of the right of Fiduciary Out pursuant to Article 13 e),

Seller shall pay to Buyer a break-up fee of Euro 1,000,000 (one million) (the “Break-up Fee”); provided, however, that Buyer shall not be entitled to the Break-up Fee in any amount if Buyer has breached in any respect its obligations under this Agreement. The Break-up Fee shall be the sole remedy for Buyer with respect to the termination of, withdrawal and opting-out and exercise of the right of Fiduciary Out from this Agreement by Seller and for the abandonment of the Transaction for any reason whatsoever whether contemplated in Articles 11, 12 and 13 or not.

The Break-up fee shall be paid to Buyer by Seller within ten (10) Business Days from the date of termination of this Agreement.

15.	NON COMPETE

15.1.
As an inducement for Buyer to enter into this Agreement and as additional consideration for the amount to be paid to Seller under this Agreement, for a period of five years from the Closing Date, Seller will not, directly or indirectly, including as proprietors, principals, agents, partners, officers, directors, shareholders, members of any association, consultants or otherwise, engage in, acquire, own or hold a business that is engaged in the field of the sale, import and export of radiological medical and dental devices.

15.2.
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15.3.	During the period from the Closing Date and up to the fifth anniversary of the Closing Date, Seller will not employ or solicit the employment of any employee of VSM except as authorized in writing.

16.	CONFIDENTIALITY

16.1.
Subsequent to the Closing, except as required by law, rule, regulation or a Governmental Entity (including United States securities laws, rules or regulations) Seller will keep confidential and protect, and will not, except to its officers, directors, employees, advisors, attorneys and accountants, divulge, allow access to or use in any way, (i) Intellectual Property Rights, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing (the “Confidential Information”) of VSM.

Seller acknowledges that such Confidential Information constitutes a unique and valuable asset of VSM and represents a substantial investment of time and expense by VSM, and that any disclosure or other use of such Confidential Information other than for the sole benefit of VSM would be wrongful and would cause irreparable harm to Buyer and to VSM. Seller will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in its possession. Notwithstanding the foregoing, the retention of materials containing or reflecting Confidential Information that are (a) automatically generated through Seller’s data backup and/or archiving systems and that are not readily accessible by Seller’s business personnel or (b) kept by Seller’s counsel solely for the purpose of proving compliance with this Agreement or to the extent required by applicable law, rule or regulation, shall not be deemed to violate this Agreement. The foregoing obligations of confidentiality will not apply to any Confidential Information that (i) is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller, (ii) is received from a third party without similar restriction and without breach of this Article 16, (iii) is independently developed by Seller without the use of such Confidential Information, (iv) is approved for release by written authorization of Buyer, or (v) is required by law, rule, regulation, governmental court, agency or authority or regulatory authority to be disclosed by Seller.

16.2.
Seller acknowledges that Buyer has required that Seller makes the agreements in this Article 16 as a condition to Buyer’s purchase of the Shares and consummation of the transactions contemplated by this Agreement.

16.3.
In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order at Buyer’s sole cost and expense or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver from Buyer, Seller are, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity, Seller may disclose the Confidential Information to such Governmental Entity; provided, however, that Seller  will use its best efforts to obtain, at the request and sole cost of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.

17.	OTHER UNDERTAKINGS

17.1.	Litigation support

Subsequent to the Closing, in the event and for so long as VSM is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving VSM, Seller will cooperate in the contest or defense as long as it is possible, in connection with the contest or defense, at the sole cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under the terms of this Agreement).

17.2.	Non-disparagement

Subsequent to the Closing, Seller will not take any action that is designed, intended, or is reasonably foreseeable to have the effect of: (i) discouraging any lessor, licensor, customer, supplier or other business associate of VSM from maintaining the same business relationship with them after the Closing; or (ii) damaging the reputation of VSM.

18.	MISCELLANEOUS PROVISIONS

18.1.	Press Releases and Announcements

Unless otherwise required by applicable Law or applicable stock exchange rules or regulations, no party to this Agreement shall make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other party to this Agreement.

18.2.	Expenses

Except as otherwise expressly provided for in this Agreement:

a)
Buyer will pay all of the costs and expenses it incurs in connection with the transactions contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not), including the notaries’ fees and taxes related to the transfer of the Shares.

b)
Except as set forth in Article 18.2(a), all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses (whether the transactions contemplated by this Agreement are consummated or not).

18.3.	Amendment and waiver

This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a written document executed by the Party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

18.4.	Notices

All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered, if personally delivered by hand (with written confirmation of receipt), (ii) when received, if sent by a nationally recognized overnight courier service (receipt requested), (iii) 5 Business Days after being mailed, if sent by first class registered mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and to Seller will, unless and until another address is specified in writing, be sent to the address indicated below:

If to Buyer;
Dr. Roberto Daglio
Villa Sistemi Medicali S.p.A
Via delle Azalee, 3
20190 Buccinasco (Milano)
Italy

Copy to:
Dr. Paolo Codega
Viale Filippetti, 26
20122 Milano, Italy

If to Seller.
DGT Holdings Corp.
100 Pine Aire Drive
Bay Shore NY 11706 USA

Copy to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention:  Jeffrey Spindler, Esq.

Palmer Studio Legale
Via Cosimo del Fante, 4-6
20122 Milano, Italy
Attention:  Francesco Adami

18.5.	Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other Party to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective permitted successors and assigns.

18.6.	No third-party beneficiaries

This Agreement is for the sole benefit of the parties to this Agreement and nothing expressed or referred to in this Agreement is intended to or confers any rights, benefits or remedies of any nature whatsoever upon any Person that is not a Party or permitted assignee of a Party to this Agreement.

18.7.	Severability

In addition to the severability provisions set forth above in this Agreement, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In such cases the parties shall in good faith supersede the invalid provision with a valid provision having the same or a similar economic effect.

18.8.	Complete agreement

This Agreement, including the Schedules, contain the complete agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, including, but not limited to, the Term Sheet. The Parties mutually acknowledge that they have not made, nor any of their respective Affiliates, representatives or agents is making, representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement, or in agreements referred to herein that survive the execution and delivery of this Agreement. None of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express, implied or statutory, made by, or any document, material or information made available to, another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

18.9.	Schedules

The Schedules relate only to the representations and warranties in the Article and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in this Agreement and statements in the Schedules, the statements in this Agreement will control and the statements in the Schedules will be disregarded.

18.10.	Signatures; counterparts

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

18.11.	Governing law

All issues arising out of or in relation to the interpretation, execution and performance of this Agreement shall be construed, interpreted and governed in accordance with the laws of the Republic of Italy.

18.12.	Arbitration

(a)
Except for obtaining relief from a court of competent jurisdiction in the form of provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof), the Parties hereto irrevocably agree that any disputes which may arise out of or in connection with this Agreement, shall be finally settled by arbitration in Milan (Italy), by three arbitrators appointed in accordance with the Rules of Arbitration of the Chamber of Arbitration of Milan.

(b)
All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in English or Italian may be submitted as evidence in their original language; witnesses not fluent in English may give evidence in their native tongue (with appropriate translation into English). Original documents in a language other than English or Italian shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

(c)
The arbitration procedure shall be formal (rituale) and according to law (di diritto), provided however, that (i) each Party may call upon the other to supply the arbitrator with documents in such other Party's control relevant to the dispute; (ii) each Party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each Party shall be entitled to question directly any witnesses who present testimony to the arbitral panel; and (iv) at the request of either Party, a written transcript shall be made of each hearing before the arbitral panel and shall be furnished to the Parties.

(d)
All costs of the arbitration proceedings and recovery of reasonable legal fees and expenses incurred by the Parties in connection with the proceedings shall be apportioned between the Parties in the proportion each Party succeeds or loses the proceedings as determined by the arbitrators.

(e)
Any award shall be made in the currency in which the obligation would have been paid, if the obligation with respect to which the award is made was an obligation to pay money, or in Euro in all other cases.

(f)	Any award shall be final and not subject to appeal and the Parties hereby waive all challenge to any award of an arbitrator under this Article 18.12.

18.13.	No brokers

Neither Party has incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated in this Agreement the payment of which could be validly claimed to the other Parties or VSM.

18.14.	Equitable Remedies

Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Article 18.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue. The parties to this Agreement hereby agree that irreparable Damages would occur in the event any of the terms or provision of this Agreement required to be performed prior to the Closing are not performed in accordance with the terms of this Agreement and that, prior to the Closing, the parties to this Agreement shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF,

the Parties have executed this Agreement

as of September 12, 2011

VIV s.r.l.

By:	/s/ Roberto Daglio
Signature

Roberto Daglio
Name

Sole Director
Title

DGT Holdings Corp.

By:	/s/ John J. Quicke
Signature

John J. Quicke
Name

President & CEO
Title

By:	/s/ Mark A. Zorko
Signature

Mark A. Zorko
Name

CFO
Title